EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, no par value per share, of The Banc Corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.
     The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 20, 2005.

Forest Hill Capital, LLC

By:	/s/ Mark Lee

Mark Lee, Manager
/s/ Mark Lee

Mark Lee

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Annex A

Number of Shares	Transaction Type	Price/Share	Date
971	sell	$10.650	9/12/2005
9,029	sell	$10.650	9/12/2005
500	sell	$10.530	9/23/2005
1,100	sell	$10.7373	9/26/2005
400	sell	$10.7025	9/28/2005
45,000	sell	$10.7011	9/29/2005
1,700	sell	$10.0477	10/4/2005

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